AMENDMENT NUMBER 1 TO EMPLOYMENT AGREEMENT
                   ------------------------------------------


         AMENDMENT NUMBER 1 TO EMPLOYMENT AGREEMENT, dated as of July 1, 2002 by and between STEVEN MADDEN, LTD., a Delaware corporation (the "Company"), and RICHARD OLICKER, an individual residing at 216 Bengeyfield Drive, East Williston, New York 11596 (the "Executive").


                              W I T N E S S E T H:
                              -------------------

         WHEREAS, the Company and Executive entered into an Employment Agreement dated as of January 3, 2001 (the "Employment Agreement");

         WHEREAS, the Company and the Executive both desire to modify certain provisions of the Employment Agreement;

         WHEREAS, capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Employment Agreement.

         NOW, THEREFORE, the parties mutually agree as follows:

         1. Section 1 "Employment" of the Employment Agreement shall be deleted from the Employment Agreement and replaced with the following provision:

                           Section 1. Employment. Effective immediately, the Company shall employ Executive and the Executive hereby accepts such employment, as the Company's President and Chief Operating Officer, subject to the terms and conditions set forth in this Agreement.

         2. Section 2 "Duties; Exclusive Services; Best Efforts" of the Employment Agreement shall be deleted from the Employment Agreement and replaced with the following provision:

                           Section 2.    Duties; Exclusive Services; Best

         Efforts. The Executive shall perform all duties incident to the position of President and Chief Operating Officer as well as any other duties as may from time to time be assigned by the Chief Executive Officer, and agrees to abide by all By-laws, policies, practices, procedures or rules of the Company. The Executive agrees to devote his best efforts, energies and skill to the discharge of the duties and responsibilities attributable to his position, and to this end, he will devote his full business time and attention exclusively to the business and affairs of
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         the Company. The Executive also agrees that he shall not take personal advantage of any business opportunities which arise during his employment and which may benefit the Company. All material facts regarding such opportunities must be promptly reported to the Board of Directors for consideration by the Company. Notwithstanding the foregoing, the Executive may donate his time and efforts to charitable causes so long as such endeavors do not effect his ability to perform his duties under this Agreement.

         3. Section 3 "Term of Employment; Vacation" of the Employment Agreement shall be deleted from the Employment Agreement and replaced with the following provision:

                           Section 3.    Term of Employment; Vacation.

                                         (a) Unless extended in writing by both
         the Company and the Executive, the term of the Executive's employment shall be for a period commencing on July 1, 2002 and ending on January 1, 2005, subject to earlier termination by the parties pursuant to
         Section 5 and 6 hereof (the "Term").

                                         (b) The Executive shall be entitled to
         four (4) weeks vacation during each year of the Term.

         4. Section 4.1 "Salary" of the Employment Agreement shall be deleted from the Employment Agreement and replaced with the following provision:

                           4.1 Salary. Effective July 1, 2002, the Company shall pay to Executive a base salary of Three Hundred Seventy Five Thousand dollars ($375,000) per annum, subject to increases in accordance with the terms of the next sentence of this Section 4.1, less such deductions as shall be required to be withheld by applicable law and regulations. On each July 1st during the Term (commencing on July 1, 2003), the base salary shall be increased by ten percent (10%) of the then-current base salary; provided, however, that the Company shall not be required to increase the Executive's then-current base salary unless the Company earns a net income of at least $1 for the fiscal year immediately preceding the July 1st on which the increase to the Executive's then-current base salary shall be effective. Executive's base salary, as in effect at any time, is hereinafter referred to as the "Base Salary." The Base Salary payable to Executive shall be paid at such regular weekly, biweekly or semi-monthly time or times as the Company makes payment of its regular payroll in the regular course of business.

         5. Subsection (a) of Section 4.3 "Performance Bonuses" of the Employment Agreement shall be deleted from the Employment Agreement and replaced with the following provision:

                           4.3      Performance Bonuses.

                           (a) The Executive shall be entitled to receive a cash performance bonus for each year of service under the Term (though due and owing based on 2004 results following the expiration of the Term) based upon the Company's net earnings before the payment of interest expenses and taxes and deductions for depreciation ("EBIT-D") as

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         reflected in the Company's annual report on Form 10-K (or its annual financial statements in the event that the Company no longer prepares annual reports on form 10-K). On or prior to April 15, 2003, 2004 and 2005, the Company shall pay to the Executive a cash performance bonus equal to four percent (4%) of the amount by which the aggregate EBIT-D for the fiscal year ending on the most recent December 31st exceeds EBIT-D for the fiscal year ending on the preceding December 31st (collectively the "Annual Cash Bonus"). The Annual Cash Bonus for the fiscal year ending December 31, 2004 shall be pro-rated for the period of the Executive's employment during that period. For example, if EBIT-D for the year ending December 31, 2001 equals $20,000,000, and EBIT-D for the year ending December 31, 2000 was $15,000,000, the Executive would be entitled to receive an Annual Cash Bonus equal to $100,000 ($20,000,000 - $15,000,000 - $5,000,000 x .02 = $100,000).

         6.       The following language shall be added to the end of subsection
(c) of Section 4.3 of the Employment Agreement:

                  Notwithstanding anything to the contrary in this Agreement, in the event the Executive's employment under this Agreement is terminated for any reason other than (i) the Company terminating the Executive's employment for Cause or (ii) the Executive terminating his employment without Good Reason, the Executive shall receive a pro rata Option Bonus based on the performance of the Company for the full fiscal year in which the Executive's employment was terminated. Said pro rata Option Bonus shall be granted to the Executive on the June 30th immediately following the Termination Date and shall be fully vested and immediately exercisable by the Executive on the date of grant.

         7.       The following section shall be added as subsection (d) of
Section 4.3 of the Employment Agreement:

                           (d) In addition to the foregoing compensation and benefits, (including but not limited to the Option Bonus described immediately above in Section 4.3(c)), on September 24, 2002 the Executive shall receive a grant of non-qualified stock options to purchase 75,000 shares of Common Stock, which options shall be exercisable at a price equal to the closing bid price of the Company's shares of Common Stock as reported by the Nasdaq Stock Market on the date of the Company's annual meeting immediately preceding the date of grant, and on or about the date of the Company's annual meeting for each year during the Term (beginning in 2003), the Executive shall receive an additional grant of non-qualified stock options to purchase 75,000 shares of Common Stock which shall be exercisable at a price equal to the closing bid price of the Company's shares of Common Stock on the date of grant as reported by the Nasdaq Stock Market (the "Additional Option Bonus"). The options comprising the Additional Option Bonus shall vest quarterly over a one (1) year period commencing on the applicable date of grant.

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                           Notwithstanding anything to the contrary herein, in
         the event of a Change of Control or the termination of the Executive's employment under Section 5 or Section 6(b), (c) or (d)(i) prior to the vesting in full of the options granted to date to the Executive under
         Section 4.3(c) and (d) hereof, such options shall vest and become immediately exercisable as of the earlier of the date of the Change of Control or Termination Date.

         8.       The following section shall be added as subsection (e) of
Section 4.3 of the Employment Agreement:

                  (e) In addition to the foregoing compensation and benefits, if the Executive is employed by the Company on January 1, 2005 (the "Stock Grant Date") the Company shall grant to the Executive on the Stock Grant Date 20,000 common shares of the Company (the "2005 Stock Grant"). The Company shall not place any restrictions on any of the shares granted to the Executive pursuant to the 2005 Stock Grant. Moreover, notwithstanding anything to the contrary herein, in the event of a Change of Control or the termination of the Executive's employment under Section 5 or Section 6(b), (c) or (d)(i) prior to the Stock Grant Date, the Company shall award to the Executive the 2005 Stock Grant as of the earlier of the date of the Change of Control or the Termination Date.

         9. The following language shall be added as Section 4.6 of the Employment Agreement:

                  4.6 Amendment Number 1 Signing Bonus. Upon execution of this Agreement by the parties, the Company shall deliver to the Executive a signing bonus of One Hundred Thousand Dollars ($100,000.00).

         10. Section 7(b) shall be deleted from the Employment Agreement and replaced with the following provision:

                           (b) Upon the termination of the Executive's employment (i) as a result of the Executive's death or Disability, or
         (ii) the termination of this Agreement by the Executive without Good Reason, neither the Executive nor the Executive's beneficiaries or estate shall have any further rights to compensation under this Agreement or any claims against the Company arising out of this Agreement, except the right to receive (x) the Unpaid Salary Amount and
         (y) the Expense Reimbursement Amount and (z) accrued and unpaid amounts owed to the Executive under Section 4.3 hereof through the Termination Date, including a pro-rata entitlement to such amounts equal to the awards to which the Executive would have been entitled for the applicable fiscal year pro-rated for the period of the Executive's employment during such fiscal year, including the grant of a vested, pro-rated portion of the stock options to which Executive would have been entitled under Sections 4.3(c) and (d) (collectively, the "Additional Payments").

         11. Section 9(a)(i) shall be deleted from the Employment Agreement and replaced with the following provision:

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                           (i)      except as provided in Subsection (d) below,
         be engaged in the manufacturing, sourcing, sale, marketing or distribution of footwear products or provide technical assistance, advice or counseling regarding the footwear industry to or with Kenneth Cole Productions, Inc., Candie's, Inc., Sketchers U.S.A., Inc. or Jones Apparel Group, Inc. or any division, subsidiary or affiliate of any such entities (collectively, the "Footwear Companies") or transact business, either on his own behalf or as an officer, director, stockholder, partner, consultant, associate, employee, owner, agent, creditor, independent contractor, or co-venturer of any third party with any of the Footwear Companies; or

         12. Section 9(e) shall be deleted from the Employment Agreement and replaced with the following provision:

                           (e) The term "Restricted Period," as used in this Section 9, shall mean the period of Executive's actual employment hereunder plus six (6) months after the date Executive's employment is terminated for any reason by Executive or the Company, provided, however, that in the event Executive's employment is terminated by the Company without Cause or this Agreement expires in accordance with its terms, the term "Restricted Period" shall only include the period of Executive's actual employment hereunder.

         13. The following shall be added as Section 10.12 of the Employment Agreement:

                           10.12 Reasonableness of Covenants. Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 8 and 9 hereof. Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and its subsidiaries and affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time, geographic area and otherwise. Executive further acknowledges that, in the event any provision of Sections 8 and 9 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area, too great a range of activities or otherwise, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

         14. All other provisions of the Employment Agreement shall remain in full force and effect.

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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the date first written above.



                                       STEVEN MADDEN, LTD.



                                       By: /s/ JAMIESON A. KARSON
                                           -------------------------------------
                                       Name:  Jamieson A. Karson
                                       Title: Chief Executive Officer


                                       /s/ RICHARD OLICKER
                                       -----------------------------------------
                                       Richard Olicker


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